Exhibit 5.1

December 21, 2020

XpresSpa Group, Inc. 254 West 31st Street, 11th Floor New York, New York 10001

Ladies and Gentlemen:

We have acted as special counsel to XpresSpa Group, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a prospectus supplement, dated December 17, 2020 (the “Prospectus Supplement”), to the base prospectus, dated August 5, 2020 (the “Base Prospectus”), that forms a part of the registration statement on Form S-3 (Registration No. 333-240084) filed with the Commission on July 24, 2020 and declared effective by the Commission on August 5, 2020 (the “Registration Statement”). The Prospectus Supplement relates to the offer, issuance and sale of 24,509,806 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), and warrants (the “Warrants”) to purchase an aggregate of 24,509,806 shares of Common Stock (the “Warrant Shares”), pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”), dated as of December 17, 2020, by and among the Company and each of the purchasers identified on the signature pages thereto (the “Purchasers”). The Prospectus Supplement also relates to the offer, issuance and sale of (i) warrants (the “Placement Agent Warrants”) to purchase 1,960,784 shares of Common Stock (the “Placement Agent Warrant Shares”) to designees of H.C. Wainwright & Co., LLC (the “Placement Agent”) pursuant to a letter agreement, dated March 25, 2020, as amended on June 16, 2020 and December 17, 2020, between the Company and the Placement Agent (the “HCW Engagement Letter”), and the shares of Common Stock underlying the Placement Agent Warrants; and (ii) warrants (the “Palladium Warrants”) to purchase 754,902 shares of Common Stock (the “Palladium Warrant Shares”) issued to a designee of Palladium Capital Advisors, LLC (“Palladium”) pursuant to a letter agreement dated March 19, 2020, between the Company and Palladium (the “Palladium Engagement Letter”), and the shares of Common Stock underlying the Palladium Warrants.

In connection herewith, we have examined:

(1)	the Registration Statement, together with the exhibits thereto;

(2)	the Base Prospectus as supplemented by the Prospectus Supplement (collectively, the “Prospectus”) and the exhibits thereto;

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(3)	the Purchase Agreement;

(4)	the form of the Warrants;

(5)	the HCW Engagement Letter;

(6)	the form of the Placement Agent Warrants;

(7)	the Palladium Engagement Letter;

(8)	the form of the Palladium Warrants;

(9)	the Amended and Restated Certificate of Incorporation of the Company;

(10)	the Amended and Restated Bylaws of the Company; and

(11)	certain resolutions duly adopted by the Company’s Board of Directors or a committee thereof on July 23, 2020 and December 17, 2020.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Agreement and certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.       The Shares have been duly authorized for issuance and upon due issuance and delivery in exchange for payment therefor in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable.

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2.       The Warrants have been duly authorized for issuance and upon due issuance and delivery in exchange for payment therefor in accordance with the terms of the Purchase Agreement, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3.       The Placement Agent Warrants and the Palladium Warrants have been duly authorized for issuance and upon due issuance and delivery in exchange for payment therefor in accordance with the terms of the HCW Engagement Letter or the Palladium Engagement Letter, as applicable, will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.       The Warrant Shares have been duly authorized for issuance and upon due issuance and delivery in exchange for payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

5.       The Placement Agent Warrant Shares and the Palladium Warrant Shares have been duly authorized for issuance and upon due issuance and delivery in exchange for payment therefor in accordance with the terms of the Placement Warrants or the Palladium Warrants, as applicable, will be validly issued, fully paid and nonassessable.

Our opinions herein reflect only the application of the General Corporation Law of the State of Delaware. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5 to the Company’s Current Report on Form 8-K filed on the date hereof, which will be incorporated by reference into the Registration Statement, and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such jurisdictions as you deem necessary in the course of complying with the laws of such jurisdictions regarding the offering and sale of the Shares. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BRYAN CAVE LEIGHTON PAISNER LLP